Exhibit 10.25

PLAYBOY ENTERPRISES, INC.

January 23, 2021

Florus Beuting

Address:

[ADDRESS]

Dear Florus:

I am pleased to offer you a position with Playboy Enterprises, Inc. (the “Company”), as Chief Accounting Officer.

If you accept our offer, your first day of employment will be February 8, 2021 (“Start Date”).

You will be reporting to the Company’s Chief Financial Officer or such person(s) as the Company may direct.

You will receive an annual salary (“Base Salary”) of $325,000, which will be paid in accordance with the Company’s normal payroll procedures, subject to increase as determined by the Company. You will be classified as a regular, full-time, exempt employee.

You will be eligible for an annual bonus (“Bonus”) with a target amount of 30% of your Base Salary in effect during the year for which the Bonus is awarded. The Bonus is entirely discretionary; some or all of the Bonus may be based on Company performance metrics determined by the Board and/or personal performance determined by goals set with your manager. The Bonus, if any, is paid no later than March 15 of the following year. You must remain employed with the Company in good standing through the date of payment in order to earn or be eligible for any Bonus.

Following and subject to the closing of the transaction between the Company and Mountain Crest Acquisition Corp, and subject to the approval of the Board of Directors of PLBY Group, Inc. (“Parent”), Parent will issue you equity awards with an approximate grant date fair value of $600,000, comprised of 50% stock options to purchase Parent common stock and 50% restricted stock units that settle in shares of Parent common stock, with 25% vesting on the one-year anniversary of your Start Date, and the balance vesting in a series of 36 successive, equal, monthly installments.

You shall be eligible to receive annual long-term incentive compensation equity grants with a target grant date fair value of $100,000.

You will receive a one-time signing bonus in the amount of $110,000 (“Signing Bonus”), subject to customary withholdings and contributions, payable within thirty days of your Start Date. If you resign your employment or the Company terminates your employment for Cause (as defined below) prior to the 18-month anniversary of your Start Date, you agree to repay the Company 1/18th of the Signing Bonus for each full month remaining between your separation date and the 18-month anniversary of your Start Date.

As an employee, you will be eligible to receive certain employee benefits, which generally include medical insurance, life insurance and participation in the Company’s 401(k) plan. As a regular full-time exempt employee, you will not accrue traditional vacation; rather, you will receive unlimited time away from work, subject to the needs of the business and the approval of your manager. You should note that that Company may modify salaries and benefits from time to time as it deems necessary.

If your employment is terminated for any reason, whether by you, the Company or by mutual agreement of the parties, the Company’s sole obligation shall be to provide you with your earned Base Salary through the termination date and any unreimbursed business expenses and any other benefit required by law. Notwithstanding the foregoing, if your employment is terminated by the Company without Cause (as defined below), and you sign a general release of claims in a form acceptable to the Company (including a 12-month non-solicitation provision and a non-disparagement provision) that becomes effective within 60 days after your termination, then you will be eligible to receive as severance (a) six months of continuation of your then-current Base Salary, (b) reimbursement of your COBRA payments for six months, and (c) your most recent earned but unpaid Bonus, if any. For purposes of this agreement, “Cause” shall mean: (1) failure to follow lawful directives of your manager(s); (2) failure to meet written and agreed upon performance expectations; (3) violation of written company policy; or (4) any other willful action by employee that materially and adversely affects the company’s financial performance or reputation.

The Company is excited about your joining and looks forward to a beneficial and fruitful relationship. Nevertheless, you should be aware that your employment with the Company is for no specified period and constitutes at-will employment. As a result, you are free to resign at any time, for any reason or for no reason. Similarly, the Company is free to conclude its employment relationship with you at any time, with or without cause, and with or without notice. We request that, in the event of resignation, you give the Company at least two weeks notice.

The Company reserves the right to conduct background investigations and/or reference checks on all of its potential employees. Your job offer, therefore, is contingent upon a clearance of such a background investigation and/or reference check, if any.

For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated.

We also ask that, if you have not already done so, you disclose to the Company any and all agreements relating to your prior employment that may affect your eligibility to be employed by the Company or limit the manner in which you may be employed (including, but not limited to, any non-compete agreements). It is the Company’s understanding that any such agreements will not prevent you from performing the duties of your position and you represent that such is the case. Moreover, you agree that, during the term of your employment with the Company, you will not engage in any other employment, occupation, consulting, or other business activity directly related to the business in which the Company is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to the Company. Similarly, you agree not to bring any third-party confidential information to the Company, including that of your former employer, and that you will not in any way utilize any such information in performing your duties for the Company.

As a Company employee, you will be expected to abide by Company rules and standards. You will be specifically required to sign an acknowledgment that you have read and that you understand the Company’s rules of conduct, which are included in the Company Handbook.

As a condition of your employment, you will also be required to sign and comply with the enclosed At-Will Employment, Confidential Information, and Invention Assignment, which requires, among other provisions, the assignment of intellectual property rights arising from your employment with the Company, and non-disclosure of proprietary information.

To indicate your acceptance of the Company’s offer, please sign and date this letter in the space provided below and return it to me. This letter, along with any agreements relating to proprietary rights between you and the Company, set forth the terms of your employment with the Company and supersede any prior representations or agreements including, but not limited to, any representations made during your interviews, whether written or oral. This letter, including, but not limited to, its at-will employment provision, may not be modified or amended except by a written agreement signed by the Chief People Officer and you. This offer of employment will terminate if it is not accepted, signed, and returned by January 29, 2021.

If you have any questions please give me a call at [PHONE NUMBER].

We look forward to your favorable reply and to working with you at Playboy Enterprises, Inc.

Sincerely,

/s/ JENNY SADE

Jenny Sade
Chief People Officer

Enclosure

At-Will Employment, Confidential Information, and Invention Assignment

Agreed to and accepted:

Signature:	/s/ FLORUS BEUTING

Printed:	Florus Beuting

Date:	January 23, 2021

FIRST AMENDMENT TO

EMPLOYMENT LETTER AGREEMENT

This First Amendment (this “First Amendment”), dated February 8, 2021, by and between Florus Beuting (“you”) and Playboy Enterprises, Inc. (“Company”), hereby amends that certain employment letter agreement between the parties dated January 23, 2021 (the “Letter Agreement”). This First Amendment is hereby incorporated into the Letter Agreement by reference.

WHEREAS, the parties desire to amend the Letter Agreement as set forth below.

NOW THEREFORE, in consideration of the mutual promises and covenants herein and for other good and valuable consideration the sufficiency and receipt of which are hereby acknowledged, you and Company agree to amend the Letter Agreement as follows:

1.	SECTION 409A. The following paragraph is added to the Letter Agreement:

Notwithstanding any provision of this letter agreement to the contrary, in the event that you are a “specified employee” within the meaning of Section 409A of the Internal Revenue Code (“Code”) (as determined in accordance with the methodology established by the Company as in effect on your date of termination), any payments or benefits that are considered non-qualified deferred compensation under Code Section 409A payable under this letter agreement on account of a “separation from service” during the six-month period immediately following your date of termination shall, to the extent necessary to comply with Code Section 409A, instead be paid, or provided, as the case may be, on the first business day after the date that is six months following your “separation from service” within the meaning of Code Section 409A.

2.	SIGNING BONUS. The second sentence of the eighth full paragraph of the Letter Agreement (regarding your Signing Bonus) is hereby amended and restated to read in its entirety as follows:

If you resign your employment or the Company terminates your employment for Cause (as defined below) prior to the 18-month anniversary of your Start Date, you agree to repay the Company 1/18th of the after-tax amount of the Signing Bonus for each full month remaining between your separation date and the 18-month anniversary of your Start Date.

3.	NO OTHER CHANGES. Except as expressly modified above, all of the other terms and conditions of the Letter Agreement shall remain in full force and effect and shall be applicable to the terms hereof; provided that, to the extent a provision of this First Amendment conflicts with a provision of the Letter Agreement, the provision in this First Amendment shall govern and control.

IN WITNESS WHEREOF AND INTENDING TO BE LEGALLY BOUND THEREBY, the parties hereto have executed and delivered this Letter Agreement as of the date first written above.

PLAYBOY ENTERPRISES, INC.

/s/ JENNY SADE	/s/ FLORUS BEUTING
Jenny Sade	Florus Beuting
Chief People Officer